Exhibit 99.1

Tilly’s, Inc. Announces Fiscal 2017 Second Quarter Results
Introduces Fiscal 2017 Third Quarter Outlook
Second Quarter Net Sales of $138.8 Million; Comp Store Sales Increase 2.1%;
GAAP Net Loss per Share of $(0.02), Including $6.2 Million Legal Provision;
Non-GAAP Net Income per Share of $0.11, Excluding Legal Provision, Exceeds Outlook Range

Irvine, CA – August 23, 2017 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the second quarter and first half of fiscal 2017 ended July 29, 2017.

“We believe the combination of our merchandising, marketing and operating initiatives is gaining traction, as evidenced by our positive comps and improved store traffic," commented Ed Thomas, President and Chief Executive Officer. "Our early back-to-school results are encouraging, and we believe we are well positioned to continue the momentum we have been building over recent quarters."

Second Quarter Results Overview
The following comparisons refer to operating results for the second quarter of fiscal 2017 versus the second quarter of fiscal 2016 ended July 30, 2016:

•	Total net sales were $138.8 million, an increase of 1.8% from $136.4 million last year.

•	Comparable store sales, which includes e-commerce sales, increased 2.1%. Comparable store sales increased 0.9% in the second quarter last year.

•
Gross profit was $40.9 million, an increase of 5.4% from $38.8 million last year. Gross margin, or gross profit as a percentage of net sales, increased to 29.5% from 28.5% last year. The 100 basis point increase in gross margin was attributable to a 60 basis point increase in product margins as a result of reduced markdowns, and a 40 basis point improvement in buying, distribution and occupancy costs due to leveraging these costs against higher total sales.

•
Measured in accordance with accounting principles generally accepted in the United States ("GAAP"), selling, general and administrative expenses ("SG&A") were $42.2 million, or 30.4% of net sales, compared to $36.6 million, or 26.8% of net sales, last year. This increase was attributable to a previously disclosed $6.2 million legal provision. On a non-GAAP basis, excluding the legal provision, SG&A decreased to $36.0 million, or 25.9% of net sales, primarily due to reduced marketing spend and lower non-cash store impairment charges, partially offset by expenses related to ongoing system implementations and increased store payroll as a result of minimum wage increases.

•
On a GAAP basis, operating loss was $(1.2) million, or (0.9)% of net sales, compared to operating income of $2.2 million, or 1.6% of net sales, last year. The decline in operating results was attributable to the previously noted $6.2 million legal provision, offset by the combination of our comparable store sales growth, gross margin increase, and other SG&A reductions noted above. On a non-GAAP basis, excluding the legal provision, operating income was $4.9 million, or 3.5% of net sales.

•
On a GAAP basis, income tax benefit was $(0.4) million, or 42.8% of pre-tax loss, compared to income tax expense of $0.9 million, or 38.3% of pre-tax income last year. On a non-GAAP basis, excluding the impact of the legal provision, income tax expense was $2.0 million, or 39.1% of pre-tax income.

•
On a GAAP basis, net loss was $(0.6) million, or $(0.02) per share, compared to net income of $1.4 million, or $0.05 per diluted share, last year. On a non-GAAP basis, excluding the impact of the legal provision, net income was $3.1 million, or $0.11 per diluted share.

First Half Results Overview
The following comparisons refer to operating results for the first half of fiscal 2017 versus the first half of fiscal 2016 ended July 30, 2016:

•	Total net sales were $259.8 million, an increase of 1.2% from $256.6 million last year.

•	Comparable store sales, which includes e-commerce sales, increased 1.4%. Comparable store sales decreased 1.4% in the first half of last year.

•
Gross profit was $73.8 million, a 3.4% increase from $71.4 million last year. Gross margin was 28.4% compared to 27.8% last year. This 60 basis point increase in gross margin was primarily attributable to a $0.7 million reduction in total buying, distribution and occupancy costs. Product margins were flat to last year.

•
On a GAAP basis, SG&A was $75.4 million, or 29.0% of net sales, compared to $73.2 million, or 28.5% of net sales, last year. SG&A includes legal provisions of $6.2 million in the second quarter of this year compared to $1.7 million in the first quarter of last year. On a non-GAAP basis, excluding these legal provisions from both years, SG&A decreased to $69.2 million, or 26.6% of net sales, from $71.5 million, or 27.8% of net sales, last year. This $2.3 million decrease in non-GAAP SG&A was primarily due to reduced marketing and non-cash store impairment charges.

•
On a GAAP basis, operating loss was $(1.6) million, or (0.6)% of net sales, compared to $(1.7) million, or (0.7)% of net sales, last year. On a non-GAAP basis, excluding the impact of legal provisions from both years, operating income was $4.6 million, or 1.8% of net sales, compared to $(0.0) million last year.

•
On a GAAP basis, income tax benefit was $0.4 million, or 33.2% of pre-tax loss, compared to $0.3 million, or 16.3% of pre-tax loss, last year. These tax rates were attributable to discrete income tax impacts related to restricted stock and stock option expirations. On a non-GAAP basis, excluding the impact of legal provisions from both years, income tax expense was $2.1 million, or 41.2% of pre-tax income, compared to $0.4 million last year.

•
On a GAAP basis, net loss was $(0.8) million, or $(0.03) per share, compared to $(1.3) million, or $(0.05) per share, last year. On a non-GAAP basis, excluding the impact of legal provisions from both years, net income was $3.0 million, or $0.10 per diluted share, compared to net loss of $(0.3) million, or $(0.01) per share, last year.

Balance Sheet and Liquidity
As of July 29, 2017, the Company had $109.6 million of cash and marketable securities and no debt outstanding under its revolving credit facility. In February 2017, the Company paid a first-ever special cash dividend to its stockholders of approximately $20.1 million in the aggregate. This compares to $96.4 million of cash and marketable securities and no debt outstanding as of July 30, 2016.

Fiscal 2017 Third Quarter Outlook
Based on current and historical trends, the Company expects its third quarter comparable store sales to be in the range of flat to up low single-digits on a percentage basis, operating income to be in the range of approximately $9.0 million to $11.5 million, and income per diluted share to be in the range of $0.19 to $0.24. This compares to operating income of $10.7 million and income per diluted share of $0.22 for the third quarter of fiscal 2016. This assumes an anticipated effective tax rate of approximately 40% and weighted average shares of approximately 29 million.

Non-GAAP Financial Measures
In addition to reporting financial measures in accordance with GAAP, the Company is providing certain non-GAAP financial measures including “non-GAAP SG&A," "non-GAAP operating income,” "non-GAAP income tax expense," "non-GAAP net income," and “non-GAAP income per diluted share.” These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures help provide investors with insight into the underlying comparable financial results, excluding items that may not be indicative of, or are unrelated to, the Company’s core day-to-day operating results.
For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the accompanying table titled “Supplemental Financial Information; Reconciliation of Select GAAP Financial Measures to Non-GAAP Financial Measures” contained in this press release.
Conference Call Information
A conference call to discuss the financial results is scheduled for today, August 23, 2017, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until September 7, 2017, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13667130. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading destination youth culture specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of the most relevant and sought-after brands rooted in the action sports, team sports, music, art and fashion inherent in the active and outdoor West Coast lifestyle. Tillys is headquartered in Irvine, California and currently operates 221 total stores across 31 states and its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	July 29, 2017	January 28, 2017	July 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$43,567	$78,994	$56,466
Marketable securities	66,064	54,923	39,926
Receivables	6,829	3,989	8,940
Merchandise inventories	75,033	47,768	76,820
Prepaid expenses and other current assets	9,391	9,541	11,131
Total current assets	200,884	195,215	193,283
Property and equipment, net	89,130	89,219	97,424
Other assets	6,843	6,072	5,258
Total assets	$296,857	$290,506	$295,965
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,729	$17,584	$41,408
Accrued expenses	29,097	23,872	21,269
Deferred revenue	9,277	10,203	7,390
Accrued compensation and benefits	7,834	7,259	6,755
Current portion of deferred rent	5,836	5,643	6,237
Current portion of capital lease obligation	386	835	885
Total current liabilities	94,159	65,396	83,944
Long-term portion of deferred rent	33,080	35,890	38,365
Long-term portion of capital lease obligation	—	—	386
Total liabilities	127,239	101,286	122,695
Stockholders’ equity:
Common stock (Class A), $0.001 par value; July 29, 2017 - 100,000 shares authorized, 13,864 shares issued and outstanding; January 28, 2017 - 100,000 shares authorized, 13,434 shares issued and outstanding; July 30, 2016 - 100,000 shares authorized, 12,479 shares issued and outstanding	14	14	12
Common stock (Class B), $0.001 par value; July 29, 2017 - 35,000 shares authorized, 14,958 shares issued and outstanding; January 28, 2017 - 35,000 shares authorized, 15,329 shares issued and outstanding; July 30, 2016 - 35,000 shares authorized, 16,069 shares issued and outstanding	15	15	16
Preferred stock, $0.001 par value; July 29, 2017, January 28, 2017 and July 30, 2016 - 10,000 shares authorized, no shares issued or outstanding	—	—	—
Additional paid-in capital	139,479	138,102	134,910
Retained earnings	30,008	51,023	38,301
Accumulated other comprehensive income	102	66	31
Total stockholders’ equity	169,618	189,220	173,270
Total liabilities and stockholders’ equity	$296,857	$290,506	$295,965

Tilly’s, Inc.
Consolidated Statements of (Loss) Income
(In thousands, except per share data)
(unaudited)

	Second Quarter Ended		First Half Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net sales	$138,810	$136,412	$259,757	$256,630
Cost of goods sold (includes buying, distribution, and occupancy costs)	97,881	97,575	185,923	185,206
Gross profit	40,929	38,837	73,834	71,424
Selling, general and administrative expenses	42,168	36,605	75,402	73,159
Operating (loss) income	(1,239)	2,232	(1,568)	(1,735)
Other income, net	197	91	435	167
(Loss) Income before income taxes	(1,042)	2,323	(1,133)	(1,568)
Income tax (benefit) expense	(446)	890	(376)	(256)
Net (loss) income	$(596)	$1,433	$(757)	$(1,312)
Basic (loss) income per share of Class A and Class B common stock	$(0.02)	$0.05	$(0.03)	$(0.05)
Diluted (loss) income per share of Class A and Class B common stock	$(0.02)	$0.05	$(0.03)	$(0.05)
Weighted average basic shares outstanding	28,751	28,462	28,728	28,443
Weighted average diluted shares outstanding	28,751	28,466	28,728	28,443

Tilly’s, Inc.
Supplemental Financial Information
Reconciliation of Select GAAP Financial Measures to Non-GAAP Financial Measures
(In thousands, except per share data)
(unaudited)

	Second Quarter Ended		First Half Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Selling, general and administrative, as reported	$42,168	$36,605	$75,402	$73,159
Legal settlement	(6,166)	—	(6,166)	(1,700)
Selling, general and administrative, as adjusted	$36,002	$36,605	$69,236	$71,459
Operating (loss) income, as reported	$(1,239)	$2,232	$(1,568)	$(1,735)
Legal settlement	6,166	—	6,166	1,700
Operating income (loss), as adjusted	$4,927	$2,232	$4,598	$(35)
Income tax (benefit) expense, as reported	$(446)	$890	$(376)	$(256)
Income tax effect of legal settlement (1)	2,447	—	2,447	664
Income tax expense, as adjusted	$2,001	$890	$2,071	$408
Net (loss) income, as reported	$(596)	$1,433	$(757)	$(1,312)
Legal settlement	6,166	—	6,166	1,700
Less: Income tax effect (1)	(2,447)	—	(2,447)	(664)
Net income (loss), as adjusted	$3,123	$1,433	$2,962	$(276)
Diluted (loss) income per share, as reported	$(0.02)	$0.05	$(0.03)	$(0.05)
Legal settlement, net of taxes (1)	0.13	—	0.13	0.04
Diluted income (loss) per share, as adjusted	$0.11	$0.05	$0.10	$(0.01)
Weighted average basic shares outstanding	28,751	28,462	28,728	28,443
Weighted average diluted shares outstanding	28,923	28,466	28,912	28,443

(1) The effective tax rate applied for the second quarter and first half ended July 29, 2017 was 39.7%. The effective tax rate applied for the first half ended July 30, 2016 was 39.1%.

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	First Half Ended
	July 29, 2017	July 30, 2016
Cash flows from operating activities
Net loss	$(757)	$(1,312)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,904	11,650
Stock-based compensation expense	1,195	1,459
Impairment of assets	451	1,523
Loss (Gain) on disposal of assets	16	(16)
Gain on sales and maturities of marketable securities	(266)	(106)
Deferred income taxes	(364)	(226)
Changes in operating assets and liabilities:
Receivables	(2,840)	(3,543)
Merchandise inventories	(27,265)	(25,463)
Prepaid expenses and other assets	(280)	(2,150)
Accounts payable	24,116	25,100
Accrued expenses	(74)	1,946
Accrued compensation and benefits	575	1,004
Deferred rent	(2,617)	(2,395)
Deferred revenue	(926)	(1,259)
Net cash provided by operating activities	2,868	6,212
Cash flows from investing activities
Purchase of property and equipment	(6,954)	(10,415)
Proceeds from sale of property and equipment	—	43
Purchases of marketable securities	(62,898)	(39,873)
Proceeds from marketable securities	52,082	50,000
Net cash used in investing activities	(17,770)	(245)
Cash flows from financing activities
Dividends paid	(20,080)	—
Proceeds from exercise of stock options	105	—
Payment of capital lease obligation	(449)	(422)
Taxes paid in lieu of shares issued for stock-based compensation	(101)	(99)
Net cash used in financing activities	(20,525)	(521)
Change in cash and cash equivalents	(35,427)	5,446
Cash and cash equivalents, beginning of period	78,994	51,020
Cash and cash equivalents, end of period	$43,567	$56,466

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beginning of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2016 Q3	225	1	1	225	1,716
2016 Q4	225	—	2	223	1,703
2017 Q1	223	—	1	222	1,697
2017 Q2	222	—	1	221	1,690

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com